June 24, 2008                                                                                                  FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS MAY 2008 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“In light of the continuing volatile market behavior resulting from an unremitting stream of write-offs in the financial services industry, our statistics and levels of business activity remain generally favorable compared to last year and last month. Even though bank charge-offs have increased as expected, reserves far exceed actual charge-offs and Raymond James Bank is setting profit records monthly,” stated Chairman and CEO Thomas A. James.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principalwholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,850 financial advisors serving approximately 1.7 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $221 billion, of which approximately $37.7 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

	May 2008	May 2007	April 2008
	(21 business days)	(22 business days)	(22 business days)

Securities commissions/fees (1)	$ 156.2 mil.	$ 149.3 mil.	$ 168.2 mil.

Assets under management (2)	$ 37.7 bil.	$ 36.3 bil.	$ 36.8 bil.

# of managed/co-managed underwritings (3)	9	11	7

Total customer assets under administration	$ 221.2 bil.	$ 208.0 bil.	$ 216.3 bil.

Raymond James Bank total assets (4)	$ 8.3 bil.	$ 5.3 bil.	$ 8.2 bil.

Raymond James Bank total loans, net	$ 6.5 bil.	$ 3.3 bil.	$ 6.4 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penroseat 727-567-2824
Please visit the Raymond James Press Centerat raymondjames.com/media.